Eastern Light Capital Announces Preliminary Third Quarter 2010 Results

SAN FRANCISCO, CA -- (Marketwire - November 23, 2010) - Eastern Light Capital, Incorporated ("ELC" or "Company") (NYSE Amex: ELC), a real estate investment trust ("REIT"), announced preliminary net losses of $310,224 (($0.88) basic and diluted per share) for the three months ended September 30, 2010 and $961,905 (($2.74) basic and diluted per share) for the nine months ended September 30, 2010, as compared to net losses of $470,602 (($1.33) basic and diluted) and $396,136 (($1.10) basic and diluted), respectively, for the like periods in 2009. Revenues were reported as $45,318 for the three months ending September 30, 2010 and $130,858 for the nine month period ending September 30, 2010, as compared to $114,385 and $321,343 for like periods in 2009.

Richard Wrensen, ELC's Chairman and Chief Executive Officer, explained that ELC previously requested an extension to file Form 10-Q until November 22, 2010, due to the additional time needed to address the presentation and disclosure of carrying costs of senior mortgage debt attached to real estate assets acquired by the Company's junior financing foreclosures. The Securities and Exchange Commission ("SEC") has received additional disclosure about these costs and liens. The Company currently expects Form 10-Q for the period ended September 30, 2010 to be filed on or before November 29, 2010 and does not expect the SEC's comments to affect the preliminary operating results presented in the prior paragraph.

About Eastern Light Capital

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The Company has also announced a Special Shareholder's meeting for December 2010 to address the conversion of Preferred Stock into Common Stock. The conversion of preferred shares into common shares will simplify the capital structure, address the NYSE Amex compliance plan and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend.

Forward-Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen
CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com